Exhibit 99.1

Summit Financial Services Group Announces Results for the Three- and Nine-Months Ended September 30, 2011

Summit Financial Services Group, Inc. (OTC Bulletin Board: SFNS - News) announced financial results for the three- and nine-month periods ended September 30, 2011. For the three-month period ended September 30, 2011 (the “2011 Quarter”), the Company reported revenues of approximately $16.8 million, which represented an increase of approximately $0.9 million, or approximately 6%, from the approximately $15.9 million in revenues reported for the three-month period ended September 30, 2010 (the “2010 Quarter”). For the 2011 Quarter, the Company reported net income of approximately $300,000, or a decrease of approximately 39% from net income of approximately $490,000 reported for the 2010 Quarter.

For the nine-month period ended September 30, 2011 (the “2011 Period”), the Company reported revenues of approximately $50.4 million, which represented an increase of approximately $4.2 million, or approximately 9%, from the approximately $46.2 million in revenues reported for the nine-months ended September 30, 2010 (the “2010 Period”). For the 2011 Period, the Company reported net income of approximately $1,253,000, or an increase of approximately 93% from net income of approximately $649,000 reported for the 2010 Period.

Marshall Leeds, the Company’s Chairman, Chief Executive Officer and President, stated: “We take great pleasure that throughout the course of a tumultuous year for the markets, our business model and recruiting strategy have nonetheless resulted in an increase in EBITDA for both the three- and nine-month periods. EBITDA, as adjusted, increased during the 2011 Quarter to approximately $993,000 compared with approximately $958,000 for the 2010 Quarter. EBITDA, as adjusted, increased during the 2011 Period to approximately $3,141,000 from approximately $2,352,000 reported for the 2010 Period.” Mr. Leeds continued: “Although our net income for the 2011 Quarter declined when compared with the net income from the prior year as a result of an increase in the Company’s tax provision, we have still been able to achieve positive net income growth for the 2011 Period.” Mr. Leeds concluded: “I am very grateful for the hard work and dedication put in by our financial advisors, their staffs and our home office associates that made it possible for the Company to achieve these results.”

The Company is a Florida-based financial services holding company that provides, through its operating subsidiary, Summit Brokerage Services, Inc. (“Summit Brokerage”), a broad range of securities brokerage and investment services to primarily individual investors. Summit Brokerage also sells insurance products, predominantly fixed and variable annuities and life insurance through its subsidiary, SBS Insurance Agency of Florida. Summit Brokerage also provides asset management services through its investment advisor, Summit Financial Group, Inc.

Summit Brokerage is registered with the Securities and Exchange Commission (SEC), and is a member of FINRA (f/k/a NASD), the Municipal Securities Rule Making Board, and the National Futures Association. The Company currently offers its services through a network of approximately 300 registered representatives, and its business plan is focused primarily on increasing its network of affiliated registered representatives through recruitment as well as by acquisitions.

The following table presents a reconciliation of EBITDA, as adjusted, to net income as reported:

		Three Months Ended September 30		Nine Months Ended September 30,
		2011	2010	2011	2010

Net Income as reported		$299,752	$490,409	$1,253,389	$649,478
Add:	Depreciation	47,701	43,669	133,380	136,097
	Amortization - notes	57,182	93,537	194,324	313,930
	Non-cash compensation	139,403	127,981	540,937	713,816
	Income tax expense	449,042	202,858	1,019,422	538,377

EBITDA, as adjusted		$993,080	$958,454	$3,141,452	$2,351,698

Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for non-cash compensation expense is a key metric the Company uses in evaluating its financial performance. EBITDA is considered a non-GAAP financial measure as defined by Regulation G, promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in monitoring and evaluating its financial performance on a consistent basis across various periods, as well as for purposes of analyzing and evaluating financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not part of its core operations, or do not involve a cash outlay, such as stock-related compensation. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.

Summit Financial Services Group, Inc.

Condensed Consolidated Statements of Income

Quarter Ended September 30, 2011

	For the Three Months Ended September 30,
	2011 (Unaudited)	2010 (Unaudited)
Revenues
Commissions	$16,183,325	$15,229,385
Interest and dividends	275,940	380,146
Other	291,970	314,817
	$16,751,235	$15,924,348
Expenses
Commissions and clearing costs	13,670,219	13,065,341
Employee compensation and benefits	1,491,567	1,449,692
Occupancy and equipment	188,541	191,602
Communications	75,102	58,322
Depreciation and amortization	47,701	43,669
Other operating expenses	529,311	422,455
	$16,002,441	$15,231,081

Income before income taxes	748,794	693,267
Provision for income taxes	449,042	202,858

Net income	$299,752	$490,409
Basic income per common share	$0.01	$0.02
Diluted income per common share	$0.01	$0.02
Weighted average common shares outstanding:
Basic	26,091,666	25,956,357
Diluted	29,947,328	31,765,517

Summit Financial Services Group, Inc.

Condensed Consolidated Statements of Income

Nine Months Ended September 30, 2011

	For the Nine Months Ended September 30,
	2011 (Unaudited)	2010 (Unaudited)
Revenues
Commissions	$48,490,939	$44,380,927
Interest and dividends	840,388	1,075,128
Other	1,019,156	748,652
	$50,350,483	$46,204,707
Expenses
Commissions and clearing costs	40,844,126	38,060,443
Employee compensation and benefits	4,794,295	4,607,484
Occupancy and equipment	540,239	602,287
Communications	270,865	230,015
Depreciation and amortization	133,380	136,097
Other operating expenses	1,494,767	1,380,526
	$48,077,672	$45,016,852

Income before income taxes	2,272,811	1,187,855
Provision for income taxes	1,019,422	538,377

Net income	$1,253,389	$649,478
Basic income per common share	$0.05	$0.02
Diluted income per common share	$0.04	$0.02
Weighted average common shares outstanding:
Basic	26,650,858	25,857,300
Diluted	31,157,408	29,297,924

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, as amended. Any such statements are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and they involve a number of risks and uncertainties that could cause actual results to differ materially from those that may be anticipated by or from the forward-looking statements. Important factors that could cause such a difference are set forth in the Company’s filings with the Securities and Exchange Commission and include, but are not limited to, investor confidence and the performance of the securities markets, and the availability of suitable candidates for the Company’s acquisition or recruitment.

For additional investor relations information, contact Summit Financial Services Group, Inc., Boca Raton, Florida - Steven C. Jacobs, CFO, 561-338-2600.